                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                         April 13, 2005 (April 7, 2005)

                     St. Mary Land & Exploration Company
             (Exact name of registrant as specified in its charter)

          Delaware                      001-31539                41-0518430
(State or other jurisdiction           (Commission              (IRS Employer
      of incorporation)               File Number)           Identification No.)

             1776 Lincoln Street, Suite 700, Denver, Colorado 80203
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (303) 861-8140

                                 Not applicable
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

         On April 7, 2005, St. Mary Land & Exploration Company (the
"Company") entered into a new $500 million senior secured five-year revolving credit facility (the "Facility"). The Facility replaces the Company's prior $300 million revolving credit facility, and was entered into as an Amended and
Restated Credit Agreement among the Company, Wachovia Bank, National
Association, as administrative agent, Wells Fargo Bank, N.A., as syndication agent, BNP Paribas, Comerica Bank - Texas and JPMorgan Chase Bank, N.A., as
co-documentation agents, and the following other participating commercial lending institutions: U.S. Bank National Association, Royal Bank of Canada, Bank
of Scotland, Hibernia National Bank and Key Bank. The maturity date of the
Facility is April 7, 2010.

         The Facility is available for general corporate borrowing purposes of the Company. The maximum loan amount of $500 million is subject to a borrowing base which is determined based on the value of the Company's oil and gas properties. The initial borrowing base for the Facility has been set at $400 million and the Company has elected an initial commitment of $200 million. Upon entering into the Facility on April 7, 2005, the Company had $32 million of bank debt outstanding. Borrowings under the Facility are secured by the majority of the Company's oil and gas properties and a pledge of the common stock of material subsidiary companies. Interest and commitment fees are based on the following borrowing base utilization table:

Borrowing Base
Utilization Percentage          <50%       >50% <75%     >75% <90%       >90%
--------------------------- ------------ ------------- ------------ -------------
Eurodollar Loans                1.000%       1.250%        1.500%       1.750%
--------------------------- ------------ ------------- ------------ -------------
ABR Loans                       0.000%       0.000%        0.250%       0.500%
--------------------------- ------------ ------------- ------------ -------------
Commitment Fee                  0.250%       0.300%        0.375%       0.375%
--------------------------- ------------ ------------- ------------ -------------

         The Facility contains customary representations and warranties and affirmative and negative covenants, including, but not limited to, the following financial covenants: (a) the Company's ratio of Total Debt to EBITDA (as defined in the Facility) for the four fiscal quarters ending on the last day of a fiscal quarter may not be greater than 3.5 to 1.0 and (b) the Company's current ratio
(as defined in the Facility) as of the last day of a fiscal quarter may not be less than 1.0 to 1.0. In addition, the Facility has covenants restricting the incurrence of Debt outside of the Facility and limiting the Company's annual cash dividend rate to no more than $0.25 per common share. Any violation of these covenants could result in a default under the Facility which would permit the participating banks to restrict the Company's ability to access the Facility and require the immediate repayment of any outstanding borrowings under the
Facility.

         Certain lenders that are a party to the Facility have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking or trustee services for the
Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

Item 2.02   Results of Operations and Financial Condition.

         In accordance with General Instruction B.2. of Form 8-K, the following information, including Exhibit 99.1, shall not be deemed filed for purposes of
Section 18 of the Securities Exchange Act of 1934, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the
Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

         On April 11, 2005, the Company issued a press release updating its first quarter and full-year 2005 guidance and providing an operations update. A copy of the press release is furnished as Exhibit 99.1 to this report. As indicated in the press release, the Company has scheduled a related first quarter 2005 earnings teleconference call for May 4, 2005, at 8:00 a.m. (MDT).
The teleconference call is publicly accessible, and the press release includes instructions as to when and how to access the teleconference and the location on the Company's web site where the teleconference information will be available.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation Under an
Off-Balance Sheet Arrangement.

         Please see the discussion under Item 1.01 above, which is hereby incorporated by reference into this Item 2.03.

Item 9.01   Financial Statements and Exhibits.

        (c) Exhibits. The following exhibit is furnished as part of this report:

            Exhibit 99.1  Press release of St. Mary Land & Exploration
                          Company dated April 11, 2005

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  ST. MARY LAND & EXPLORATION COMPANY

Date:  April 13, 2005             By: /S/ DAVID W. HONEYFIELD
                                      -----------------------
                                      David W. Honeyfield
                                      Vice President - Finance,
                                      Treasurer and Secretary